EXHIBIT 10.3

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) dated as of the last date provided for on the signature page hereto (the “Restatement Date”), is entered into between Richard L. Lindstrom, M.D., an individual (“Lindstrom”), with a principal place of business at Minnesota 55391 and Imprimis Pharmaceuticals, Inc., a Delaware corporation (“Imprimis”), with a principal place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130.

WHEREAS, the parties entered into the License Agreement (the “Original Agreement”) effective April 1, 2017 (the “Effective Date”); and

WHEREAS, the parties now desire to amend the Original Agreement in certain respects and for convenience to restate the Original Agreement, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Original Agreement, and otherwise agree, as follows effective as of the Effective Date:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, neither Imprimis nor Surface Pharmaceuticals, Inc. (“Surface”) shall be Affiliates of the other or the other’s Affiliates.

1.2 “Combination Product” shall mean a Product in the form of a combination product containing any Product and one or more additional active pharmaceutical ingredients and/or any additional active excipients that (if sold separately) would not be Products.

1.3 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product to a Third Party.

1.4 “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.5 “Licensed Know-How Rights” shall mean all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, processes, methods, protocols, techniques and results of experimentation and testing) which are necessary or useful for Imprimis to make, use, develop, sell or market the Product, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise relates to the Product or derivatives, enhancements, improvements and other modifications thereof, or methods of manufacture or uses of any of the foregoing that are subject to patents or patent applications that share common priority date with the patents and patent applications listed on Exhibit A.

1.6 “Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Exhibit A, (b) all worldwide patents and patent applications that claim or cover the Product, or derivatives, enhancements, improvements and other modifications thereof, or methods of manufacture or uses of any of the foregoing, that share common priority date with the patents and patent applications listed on Exhibit A, in each case, in which Lindstrom heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, (d) all patents that have issued or in the future issue from any of the foregoing described patent applications, including utility model, and (e) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations, additions and renewals of or to any of the foregoing described patents.

1.7 “Net Sales” shall mean, with respect to any Product, the gross sales price for such Product invoiced by Imprimis, its sublicensees, or its or their respective Affiliates (but excluding Surface, its sublicensees, and its or their respective Affiliates) to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product to the extent separately invoiced and included in the gross sales price; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes for such Product to the extent separately invoiced and included in the gross sales price; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product for such Product to the extent separately invoiced and included in the gross sales price; and (f) an allowance for uncollectible or bad debts for such Product determined in accordance with generally accepted accounting principles not to exceed three percent (3%) of Net Sales of such Product for the applicable quarterly reporting period before giving effect to this subsection (f).

For clarity, the amounts received for the transfer of Product by Imprimis to and among its Affiliates and sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party (that is not a sublicensee) shall be included within the computation of Net Sales.

Disposal of Product for or use in clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies or testing, shall not result in any Net Sales under this Section to the extent the amounts received for such Product do not exceed manufacturing cost.

1.8 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.9 “Product” shall mean services, compositions, products, dosages and formulations that, if performed, made, used, offered for sale, sold or imported absent the license granted hereunder would infringe a Valid Claim, or that otherwise use or incorporate the Licensed Know-How Rights.

1.10 “Royalty Period” shall mean, with respect to a Product, the period of time beginning after cumulative Net Sales reach One Hundred Thousand Dollars ($100,000) and continuing during the term for which a Valid Claim remains in effect and would be infringed absent the license granted hereunder by the manufacture, use, offer for sale, sale or import of such Product.

1.11 “Third Party” shall mean any Person other than Imprimis, Lindstrom or their respective Affiliates.

1.12 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith, has not been pending for more than five (5) years and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2. Representations and Warranties.

2.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

2.1.1 Such party, if an entity, is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2 Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2 Lindstrom Representations and Warranties. Lindstrom hereby represents and warrants to Imprimis as follows:

2.2.1 Lindstrom (a) is the sole owner or exclusive licensee of the Licensed IP Rights, (b) has not granted to any Third Party any license or other interest in the Licensed IP Rights, (c) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, or (ii) by making, using or selling Product, and (d) is not aware of any widespread or commercial scale infringement or misappropriation by a Third Party of the Licensed IP Rights.

2.3 Imprimis Representations and Warranties. Imprimis hereby represents and warrants to Lindstrom as follows:

2.3.1 All Product to be supplied or sold pursuant to this Agreement shall comply with all applicable Federal, State and local regulations, requirements and/or laws.

2.3.2 Imprimis has full power and authority to execute this Agreement and to perform its obligations hereunder.

3. License Grant.

3.1 Licensed IP Rights.

3.1.1 Lindstrom hereby grants to Imprimis and its Affiliates an exclusive, worldwide license under the Licensed IP Rights to conduct research and to develop, formulate, perform, make, have made, use, offer for sale, sell, sub-license, import and export Products.

3.1.2 Imprimis shall have the right to grant sublicenses, through multiple tiers, under the Licensed IP Rights to Third Parties and Affiliates consistent with the terms of this Agreement. Imprimis shall provide Lindstrom with a copy of each executed sublicense agreement; provided, however, that Imprimis shall have the right to redact any confidential information from each such sublicense agreement. Any such sublicenses shall not diminish Imprimis’ obligations under this Agreement, and Imprimis shall remain primarily liable for such obligations and for any breach of any provision of this Agreement by its Affiliates or sublicensees.

3.1.3 During the term of this Agreement, Lindstrom shall not grant to a Third Party any licenses that would become effective during the term of this Agreement, related to products that may reasonably be considered competitive to the Product, unless Lindstrom first offers to license such product or technology to Imprimis and Imprimis chooses not to so license such product or technology, then Lindstrom may license such product or technology to a third party on no less favorable terms than were offered to Imprimis.

3.2 Availability of the Licensed IP Rights. Lindstrom shall provide Imprimis with a copy of all information available to Lindstrom relating to the Licensed IP Rights and/or Product.

3.3 Technical Assistance. During the term of this Agreement, Lindstrom shall provide such technical assistance to Imprimis as Imprimis reasonably requests regarding the Licensed IP Rights and/or Product. Imprimis shall pay to Lindstrom his documented reasonable pre-approved out-of-pocket costs of providing such technical assistance.

4. Royalties and Milestone Payments.

4.1 Milestone Payments.

4.1.1 Initial Milestone Payment. Imprimis shall pay to Lindstrom an amount equal to Fifty Thousand Dollars ($50,000) within fourteen (14) days after Effective Date.

4.1.2 Periodic Milestone Payments. Following the First Commercial Sale of the Product, Imprimis shall pay to Lindstrom the following milestone payments as follows:

(a) an amount equal to Fifty Thousand Dollars ($50,000) within forty-five (45) days after the date that cumulative Net Sales reach Fifty Thousand Dollars ($50,000); and

(b) an additional amount equal to Fifty Thousand Dollars ($50,000) within forty-five (45) days after the date that cumulative Net Sales reach One Hundred Thousand Dollars ($100,000).

4.2 Royalties.

4.2.1 During the applicable Royalty Period, subject to the terms and conditions of this Agreement, Imprimis shall pay to Lindstrom royalty payments equal to six percent (6%) of Net Sales for each Product that is not a Combination Product.

4.2.2 During the applicable Royalty Period, subject to the terms and conditions of this Agreement, Imprimis shall pay to Lindstrom royalty payments equal to three percent (3%) of Net Sales for Combination Products.

4.2.3 The parties have mutually agreed that this Agreement and the royalty structure set forth above reflects an arms’ length, fair and reasonable allocation of the financial benefit accruing to each party from the development and commercialization of the Licensed IP Rights throughout the entire Royalty Period for a Product.

4.3 Royalty Reports. Within forty-five (45) days after the end of each calendar quarter during the applicable Royalty Period, Imprimis shall deliver to Lindstrom a report setting forth for such calendar quarter (a) the calculation of the applicable royalties due under this Agreement for the sale of each Product; and (b) the volume of all Product(s) provided to Third Parties. Imprimis shall remit the total payments due for the sale of Product during such calendar quarter at the time such report is made. No such reports or payments will be due for any Product before the First Commercial Sale of such Product.

4.4 Audits.

4.4.1 Upon the written request of Lindstrom and not more than once in each calendar year, Imprimis shall permit an independent certified public accounting firm of nationally recognized standing selected by Lindstrom and reasonably acceptable to Imprimis, at Lindstrom’s expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the four (4) calendar quarters immediately prior to the date of such request.

4.4.2 If such accounting firm concludes that additional amounts were owed during the audited period, Imprimis shall pay such additional amounts within thirty (30) days after the date Lindstrom delivers to Imprimis such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Lindstrom; provided, however, if the audit discloses that the royalties payable by Imprimis for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Imprimis shall pay the reasonable fees and expenses charged by such accounting firm.

4.4.3 Lindstrom shall cause its accounting firm to retain all financial information subject to review under this Section 4.4 in strict confidence; provided, however, that Imprimis shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Imprimis regarding such financial information. The accounting firm shall disclose to Lindstrom only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Lindstrom shall treat all such financial information as Imprimis’ Confidential Information (defined below).

4.5 Payment Provisions.

4.5.1 Payment Terms. The royalties shown to have accrued by each report provided for under Section 4.3 shall be due on the date such report is due. Payment of royalties in whole or in part may be made in advance of such due date.

4.5.2 Withholding Taxes. Imprimis shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Imprimis, its sublicensees, or its or their respective Affiliates, or any taxes required to be withheld by Imprimis, its sublicensees, or its or their respective Affiliates, to the extent Imprimis, its sublicensees, or its or their respective Affiliates pay to the appropriate governmental authority on behalf of Lindstrom such taxes, levies or charges. Imprimis shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Lindstrom by Imprimis, its sublicensees, or its or their respective Affiliates. Imprimis promptly shall deliver to Lindstrom proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5. Indemnification.

5.1 Indemnification. Each party (the “Indemnifying Party”) shall defend, indemnify and hold the other party (the “Indemnified Party”) harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred as a result of any Third Party claim, demand, action or proceeding to the extent arising out of any breach by the Indemnifying Party of any representation, warranty or covenant set forth in this Agreement, or the gross negligence or willful misconduct of the Indemnifying Party in the performance of its obligations under this Agreement.

5.2 Procedure. The Indemnified Party promptly shall notify the Indemnifying Party of any liability or action in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall have the right to assume the defense thereof with counsel selected by the Indemnifying Party. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnifying Party of any liability to the Indemnified Party under this Section, but the omission so to deliver notice to the Indemnifying Party will not relieve it of any liability that it may have to the Indemnified Party otherwise than under this Section. The Indemnified Party under this Section, its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

6. Patents.

6.1 Patent Prosecution and Maintenance. Lindstrom shall have the right at his sole expense to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed IP Rights. If Lindstrom elects not to file any such patent application in any country, or decides to abandon any such pending application or issued patent in any country, Lindstrom shall provide written notice to Imprimis, and Imprimis shall have the right at its sole expense to assume control of the preparation, filing, prosecution and maintenance of such patent application or patent at its own expense.

6.2 Enforcement of Patent Rights. Imprimis shall have the right at its sole expense and in its sole discretion to control the enforcement and defense of the patents within the Licensed IP Rights against infringers of the Product, and to retain all amounts recovered upon the final judgment or settlement thereof. Lindstrom shall, at the request of Imprimis, reasonably cooperate and testify when requested and make available relevant documents, records, information, samples and other items in connection with any action to enforce the patents within the Licensed IP Rights.

7. Term and Termination.

7.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 7.2, shall continue in effect until the expiration of Imprimis’ obligation to pay royalties to Lindstrom under this Agreement. The license grant under this Agreement shall be effective at all times prior to termination or expiration of this Agreement.

7.2 Termination.

7.2.1 Termination by Imprimis. Except as otherwise provided in Section 8.4, Imprimis may terminate this Agreement upon or after the breach of any material provision of this Agreement by Lindstrom if Lindstrom has not cured such breach within ninety (90) days after receipt of express written notice thereof by Imprimis; provided, however, if any default is not capable of being cured within such ninety (90) day period and Lindstrom is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Imprimis shall have no right to terminate this Agreement for cause. In addition to the rights set forth in the previous sentence, Imprimis shall have the right to terminate this Agreement at its option in its sole discretion upon one hundred eighty (180) days written notice to Lindstrom.

7.2.2 Termination by Lindstrom. Except as otherwise provided in Section 8.4, Lindstrom may terminate this Agreement upon or after the breach of any material provision of this Agreement by Imprimis if Imprimis has not cured such breach within ninety (90) days after receipt of express written notice thereof by Lindstrom; provided, however, if any default is not capable of being cured within such ninety (90) day period and Imprimis is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Lindstrom shall have no right to terminate this Agreement.

7.2.3 Termination caused by Regulatory Mandate. If any state or federal regulatory body, including the FDA, interprets an existing or promulgates a new rule, law or regulation that prohibits or otherwise materially adversely affects the exercise of rights licensed to Imprimis under this Agreement, the parties shall use commercially reasonable efforts to take actions and/or amend this Agreement to promptly and adequately address and account for such rules, laws or regulations. If such actions do not adequately address and account for such rules, laws or regulations and/or the parties do not mutually agree on terms and conditions of an amendment to this Agreement that addresses and accounts for such rules, laws or regulations, then either party may terminate this Agreement upon written notice to the other party.

7.3 Survival. Sections 4 (solely with respect to outstanding payment obligations as set forth therein), 5, 7.3 and 8 shall survive termination or expiration of this Agreement.

8. Miscellaneous.

8.1 Public Announcements. Neither party nor its Affiliates shall make any public announcements concerning matters regarding this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure sufficient to make written comments concerning such disclosure.

8.2 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section shall be void.

8.3 Confidentiality. Each party hereby agrees, and agrees to cause its Affiliates, stockholders, members, and representatives, to keep (a) the terms of this Agreement and (b) any non-public, confidential or proprietary information of the other party confidential (collectively, the “Confidential Information”) and, without limiting its other obligations hereunder, shall treat and safeguard such Confidential Information with the same degree of care with which it treats its own confidential information (but in no less a reasonable degree of care) and shall limit access to such Confidential Information to such employees, consultants, representatives and professional advisors of such party who reasonably require such access in connection with the activities contemplated by this Agreement or otherwise to administer the terms of this Agreement. To the extent practicable, in the event that a party is required to disclose the Confidential Information pursuant to any law, regulation, or judicial or administrative directive, such party will promptly notify the other party in order to allow the other party a reasonable period of time to obtain protective or confidential treatment of such terms before they are disclosed. Either party may disclose the terms of this Agreement (i) to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, rules or regulations, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission; and (ii) in connection with a prospective acquisition, merger, financing, or license for such party, to prospective acquirers or merger candidates or to existing or potential investors or licensees, provided that prior to such disclosure each such candidate or investor will agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section, and that, in the event of any such failure, the non-disclosing party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the non-disclosing party seeking or obtaining such equitable relief.

8.4 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

8.5 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

8.7 Entire Agreement; Amendment. This Agreement and each additional agreement and document to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

8.8 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

8.9 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Lindstrom: Dr. Richard L. Lindstrom, M.D.	If to Imprimis: Imprimis Pharmaceuticals, Inc. Attention: Mark L. Baum 12264 El Camino Real, Suite 350 San Diego, California 92130

8.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this Agreement as of the date below.

LINDSTROM		IMPRIMIS

Dr. Richard L. Lindstrom		Imprimis Pharmaceuticals, Inc.

	/s/ Richard L. Lindstrom		/s/ Mark L. Baum
By:	Dr. Richard L. Lindstrom	By:	Mark L. Baum
	An individual	Its:	Chief Executive Officer

Date:	4/6/2018	Date:	4/10/2018

[Signature Page to Amended and Restated License Agreement]

EXHIBIT A

Licensed Patent Rights

–	USP 7,820,639

o	Filed September 30, 2005
o	Issued October 26, 2010
o	OPHTHALMIC COMPOSITIONS INCLUDING LUBRICANT, DETURGESCENT AGENT, AND GLYCOSAMINOGLYCAN AND METHODS OF USING THE SAME

–	USP 8,551,974

o	Filed June 11, 2010
o	Issued October 8, 2013
o	OPHTHALMIC COMPOSITIONS INCLUDING LUBRICANT, DETURGESCENT AGENT, AND GLYCOSAMINOGLYCAN AND METHODS OF USING THE SAME